Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 3, 2018

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream to Present December 5 at Wells Fargo Securities 17th Annual Midstream and Utility Symposium

DALLAS, December 3, 2018 — The EnLink Midstream companies (EnLink), EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership, announced today that Michael J. Garberding, EnLink’s President and Chief Executive Officer, will present at the Wells Fargo Securities 17th Annual Midstream and Utility Symposium in New York City, at 1:55 p.m. Eastern Time on Wednesday, December 5.

Interested parties can listen to a live webcast of the presentation by visiting the Wells Fargo website at https://event.webcasts.com/viewer/event.jsp?ei=1223124&tp_key=95f63c4f3e.

An audio webcast will be archived on the Investors’ page for both EnLink Midstream, LLC and EnLink Midstream Partners, LP located at www.EnLink.com shortly after the discussion is concluded and will be available for 180 days following the event.

A copy of the presentation materials will be available on December 4 on the Investors’ page of www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

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